  Exhibit 99.1

LOOP INDUSTRIES REPORTS SECOND QUARTER FISCAL 2021 CONSOLIDATED FINANCIAL RESULTS AND PROVIDES CORPORATE UPDATE

COMPANY ACHIEVES KEY MILESTONES TOWARDS INFINITE LOOP™ COMMERCIALIZATION STRATEGY

MONTREAL, October 7, 2020 (ACCESSWIRE) - Loop Industries, Inc. (NASDAQ: LOOP) (the “Company” or “Loop Industries”), a leading sustainable plastics technology innovator, today announced its consolidated financial results for the second quarter of the fiscal year ending February 28, 2021, and provided an update on its continuing progress in implementing its business plan.

Highlights

●
Entered into strategic partnership with Suez Groupe to build first Infinite LoopTM facility in Europe
●
Signed know-how and engineering agreement with INVISTA/Chemtex, completing the technology package for the first Infinite LoopTM facilities
●
Strengthened balance sheet through underwritten public offering for net proceeds of $25.1 million
●
Sheila Morin joins Loop Industries’ executive leadership team as Chief Marketing Officer

Commercialization Progress

The Infinite LoopTM manufacturing technology is the key pillar of our commercialization blueprint. We believe our technology is at the forefront of the global transition away from fossil fuels and petrochemicals and into the circular economy, where PET plastic and polyester fiber are produced from 100% recycled content. The Infinite Loop™ technology is engineered to support the commitment of global consumer brands to achieve a high level of recycled content in packaging. Our technology allows for waste plastic currently not able to be recycled to now become fully circular and upcycled into the highest purity PET plastic and polyester fiber. Infinite Loop™ facilities could be located near large urban centers where more plastic is being consumed and therefore more waste plastic feedstock is available.

Our objective is to achieve global expansion of the technology through a mix of fully owned facilities, partnerships, and licensing agreements. We believe that industrial companies, which today are not in the business of manufacturing PET and polyester fiber, will view our Infinite Loop™ manufacturing technology as a growth opportunity for the future, which offers attractive economic returns either as Loop manufacturing partners or as licensees of Loop technology.

In September 2020, we made two key announcements regarding significant advancements for the Infinite LoopTM manufacturing technology. First, we completed a partnership with Chemtex Global Corporation (“Chemtex”) to license the PET plastic and polyester polymer for fiber manufacturing know-how of INVISTA’s technology and licensing group, INVISTA Performance Technologies (IPT) (“INVISTA”). Coupled with Loop Industries’ depolymerization technology, INVISTA’s leading depolymerization know-how make Infinite Loop™ manufacturing facilities an end-to-end solution to meet the global demand for Loop™ branded PET resin and polyester fiber made from 100% recycled content.

Second, we announced a strategic partnership with SUEZ GROUPE (“SUEZ”), a world leader in environmental services, with plans to build the first Infinite Loop™ manufacturing facility in Europe. With the combination of the Infinite LoopTM technology package and the resource management expertise of SUEZ, this partnership seeks to respond to growth in demand in Europe from global beverage and consumer goods brand companies who we believe are committed to aggressive targets for a high level of recycled content in their products.

During this quarter, we also accelerated the completion of our engineering design together with Worley which is a key partner in the deployment of Loop’s PET manufacturing facilities and plays a key role in the integration of our depolymerization process with INVISTA’s polymerization technology.

As disclosed in our 10-Q for the period ended August 31, 2019, the joint venture decided to double the capacity of the planned Spartanburg plant due to customer demand to 40,000 metric tons per year. Following that decision, we identified a number of enhancements to the plant design to improve the operability and optimize the total construction cost of the plant and expected the commissioning of the plant to occur in the third quarter of calendar 2021.

We have currently contracted for the sale of the initial 20,700 metric tons expected output of the Spartanburg facility and we continue discussions to contract the additional volume up to its planned increased capacity of 40,000 metric tons. As part of the Joint Venture Agreement to establish the facility to produce 40,000 metric tons, we are committed to contribute our equity share for the costs under the joint venture agreement to construct the facility. During the six-month period ended August 31, 2020 we made a contribution of $650,000 and as at August 31, 2020, we have contributed a total of $1,500,000 to the joint venture.

On March 25, 2020, due to the COVID-19 pandemic, the Québec provincial government issued an order that all non-essential business and commercial activity in the province shut down. The order provided exemptions that allowed us to continue reduced operations at our pilot plant and we continued working remotely to support the engineering activities with our joint venture partner, Indorama, and our engineering partner, for the Spartanburg joint venture facility and pursue our plans for the commercialization of our technology. On May 11, the government announced that we could re-start complete operations. We have implemented all the necessary measures required by the Québec provincial government to ensure a safe work environment for our employees and we are operating at full capacity.

In order to move forward more expeditiously with the Spartanburg facility and its overall commercialization plans, and in light of the continuing improvements which have been achieved, we have expressed our desire to and are exploring joint venture structures and financing alternatives with Indorama to increase our equity participation in the project. Indorama has reiterated to the joint venture its commitment to maintaining an investment in the Spartanburg project, which is strategically important to support the sustainability objectives of its customers. Discussions on the joint venture structure and financing are on-going.

In our 10-K which was filed on May 5, 2020 and amended on May 6, 2020 and September 21, 2020 we indicated that we were monitoring the COVID-19 pandemic and the possible impacts it could have on the expected commissioning date. The continued border closures and quarantine requirements between Canada and the US continued to cause disruptions in our timetable. As a result, we continue to expect a delay in the anticipated commissioning date of the facility. The revised commissioning date will be established once the COVID- 19 situation subsides and the border re-opens.

We are investing in building a strong management team to integrate best in class processes and practices while maintaining our entrepreneurial culture. On March 9, 2020, we hired Mr. Stephen Champagne as Chief Technology Officer. Mr. Champagne has over 25 years of industrial experience having participated in all project phases from laboratory development through engineering, procurement, and construction, all the way to plant commissioning. On September 21, 2020, we hired Ms. Sheila Morin as Chief Marketing Officer. Ms. Morin has more than 20 years of experience in sales and marketing and has worked for large global consumer packaged goods companies such as L’Oréal, Danone and Proctor & Gamble. Immediately prior to joining Loop Industries, she held the position of Executive Vice-President & CMO, Brands and Consumer Experience at Cirque du Soleil Group.

Results of Operations

The following table summarizes our operating results for the three-month periods ended August 31, 2020 and 2019, in U.S. Dollars.

	Three Months Ended August 31
	2020	2019	$ Change
Revenues	$-	$-	$-

Operating expenses
Research and development
Stock-based compensation	352,282	317,353	34,929
Other research and development	2,396,940	652,860	1,744,080
Total research and development	2,749,222	970,213	1,779,009

General and administrative
Stock-based compensation	513,648	485,975	27,673
Other general and administrative	1,535,593	1,232,638	302,955
Total general and administrative	2,049,241	1,718,613	330,628

Depreciation and amortization	302,587	201,403	101,184
Interest and other financial	(58,905)	622,183	(681,088)
Interest income	(18,039)	(192,259)	174,220
Foreign exchange loss	103,618	21,890	81,728
Total operating expenses	5,127,724	3,342,043	1,785,681
Net loss	$(5,127,724)	$(3,342,043)	$(1,785,681)

Second Quarter Ended August 31, 2020

The net loss for the three-month period ended August 31, 2020 increased $1.79 million to $5.13 million, as compared to the net loss for the three-month period ended August 31, 2019 which was $3.34 million. The increase of $1.79 million is primarily attributable to higher research and development expenses of $1.78 million, higher general and administrative expenses of $0.33 million, higher depreciation and amortization expenses, a decrease in interest income of $0.17 million and an increase in foreign exchange loss, offset by lower interest and other financial expenses of $0.68 million.

Research and development expenses for the three-month period ended August 31, 2020 amounted to $2.75 million compared to $0.97 million for the three-month period ended August 31, 2019, representing an increase of $1.78 million, or representing an increase of $1.74 million excluding stock-based compensation. The increase of $1.74 million was primarily attributable to higher engineering fees of $0.93 million due to investment in the engineering design of our depolymerization process, higher plant and laboratory consumables and maintenance expenses of $0.31 million, higher employee compensation expenses of $0.26 million and by lower research and development tax credits of $0.10 million. During the three-month period ended August 31, 2020, the Company recorded a COVID-19 related government wage subsidy of $0.07 million in research and development expenses. The increase in non-cash stock-based compensation expense of $0.03 million is mainly attributable to the timing of stock awards provided to certain employees.

General and administrative expenses for the three-month period ended August 31, 2020 amounted to $2.04 million compared to $1.72 million for the three-month period ended August 31, 2019, representing an increase of $0.33 million, or an increase of $0.30 million excluding stock-based compensation. The increase of $0.30 million was mainly attributable to higher insurance expenses of $0.36 and higher legal and professional fees of $0.23 million offset by lower employee compensation costs of $0.23 million. During the three-month period ended August 31, 2020, the Company recorded a COVID-19 related government wage subsidy of $0.02 million in general and administrative expenses. Stock-based compensation expense for the three-month period ended August 31, 2020 amounted to $0.51 million compared to $0.49 million for the three-month period ended August 31, 2019, representing an increase of $0.03 million, which was mainly attributable lower stock awards provided to executives.

Depreciation and amortization expenses for the three-month period ended August 31, 2020 totaled $0.30 million compared to $0.20 million for the three-month period ended August 31, 2019, representing an increase of $0.10 million. This increase is mainly attributable to the addition of fixed assets at the Company’s pilot plant and corporate offices.

Interest and other financial expenses for the three-month period ended August 31, 2020 totaled $(0.06) million compared to $0.62 million the three-month period ended August 31, 2019, representing a decrease of $0.68 million. The decrease is mainly attributable to a decrease in accretion expense of $0.48 million, a decrease in interest expense on convertible notes of $0.10 million and by an increase in gain on revaluation of foreign exchange contracts of $0.09 million.

Six Months Ended August 31, 2020

The following table summarizes our operating results for the six-month periods ended August 31, 2020 and 2019, in U.S. Dollars.

	Six Months Ended August 31
	2020	2019	$ Change
Revenues	$-	$-	$-

Operating expenses
Research and development
Stock-based compensation	704,289	629,788	74,501
Other research and development	3,525,521	1,338,286	2,187,235
Total research and development	4,229,810	1,968,074	2,261,736

General and administrative
Stock-based compensation	1,173,465	1,104,230	69,235
Other general and administrative	2,828,858	2,517,013	311,845
Total general and administrative	4,002,323	3,621,243	381,080

Depreciation and amortization	558,561	365,739	192,822
Interest and other financial	67,871	1,124,064	(1,056,193)
Interest income	(58,386)	(192,291)	133,905
Foreign exchange (gain) loss	180,259	9,764	170,495
Total operating expenses	8,980,438	6,896,593	2,083,845
Net loss	$(8,980,438)	$(6,896,593)	$(2,083,845)

The net loss for the six-month period ended August 31, 2020 increased by $2.08 million to $8.98 million, as compared to the net loss for the six-month period ended August 31, 2019 which was to $6.90 million. The increase of $2.08 million is primarily due to higher research and development expenses of $2.26 million, higher general and administrative expenses of $0.38 million, higher depreciation and amortization expenses, a higher foreign exchange loss and lower interest income of $0.13 million, offset by an decrease in interest and other financial expenses of $1.06 million.

Research and development expenses for the six-month period ended August 31, 2020 amounted to $4.23 million compared to $1.97 million for the six-month period ended August 31, 2019, representing an increase of $2.26 million, or representing an increase of $2.19 million excluding stock-based compensation. The increase of $2.19 million was primarily attributable to higher engineering fees of $0.97 million, partly due to investment in the engineering design of our depolymerization process, higher plant and laboratory consumables and maintenance expenses of $0.37 million, higher employee compensation expenses of $0.33 million and by lower research and development tax credits of $0.38 million. During the six-month period ended August 31, 2020, the Company recorded a decrease in refundable research and development tax credits receivable, increasing research and development expenses by $0.27 million which was partially offset by a COVID-19 related government wage subsidy of $0.19 million The decrease in non-cash stock-based compensation expense of $0.07 million is mainly attributable to the timing of stock awards provided to certain employees.

General and administrative expenses for the six-month period ended August 31, 2020 amounted to $4.00 million compared to $3.62 million for the six-month period ended August 31, 2019, representing an increase of $0.38 million, or an increase of $0.31 million excluding stock-based compensation. The increase of $0.31 million was mainly attributable to higher insurance expenses of $0.73 offset by lower employee compensation costs of $0.32 million. During the six-month period ended August 31, 2020, the Company recorded a COVID-19 related government wage subsidy of $0.06 million in general and administrative expenses. Stock-based compensation expense for the six-month period ended August 31, 2020 amounted to $1.17 million compared to $1.10 million for the six-month period ended August 31, 2019, representing a decrease of $0.07 million, which was mainly attributable lower stock awards provided to executives.

Depreciation and amortization expenses for the six-month period ended August 31, 2020 totaled $0.59 million compared to $0.37 million for the six-month period ended August 31, 2019, representing an increase of $0.19 million. This increase is mainly attributable to the addition of fixed assets at the Company’s pilot plant and corporate offices.

Interest and other finance costs for the six-month period ended August 31, 2020 totaled $0.07 million compared to $1.13 million the six-month period ended August 31, 2019, representing a decrease of $1.06 million. The decrease is mainly attributable to a decrease in accretion expense of $1.02 million and a decrease in interest expense on convertible notes of $0.22 million offset by a decrease in gain on conversion of convertible notes of $0.23 million.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity

We are a development stage company with no revenues, and our ongoing operations and commercialization plans are being financed by raising new equity and debt capital. To date, we have been successful in raising capital to finance our ongoing operations, reflecting the potential for commercializing our branded resin and the progress made to date in implementing our business plans. As at August 31, 2020, we had cash and cash equivalents on hand of $23.13 million.

Management continues to be positive about our growth strategy and is evaluating our financing plans to continue to raise capital to finance the start-up of commercial operations and continue to fund the further development of our ongoing operations. Although we continue to be in a good liquidity position with cash and cash equivalents on hand of $23.13 million, in light of the current global COVID-19 pandemic and its impacts on the global capital markets, our liquidity position may change, including the inability to raise new equity and debt, disruption in completing repayments or disbursements to our creditors.

On September 21, 2020, we entered into an underwriting agreement (the “Underwriting Agreement”) with Roth Capital Partners, LLC, as underwriter (the “Underwriter”), relating to the sale and issuance of an aggregate of 1,880,000 shares (the “Shares”) of the Company’s common stock. The offering price to the public of the Shares was $12.75 per share, and the Underwriters have agreed to purchase the Shares from the Company pursuant to the Underwriting Agreement at a price of $12.1125 per share. Under the terms of the Underwriting Agreement, the Company also granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 282,000 shares of Common Stock at the same price per share as the Shares which was exercised for 207,000 shares. The estimated net proceeds from the offering, including net proceeds received in connection with the Underwriter’s option to purchase additional shares, were $25.09 million.

As reflected in the accompanying interim unaudited condensed consolidated financial statements, we are a development stage company, we have not yet begun commercial operations and we do not have any sources of revenue. Management believes that the Company has sufficient financial resources to fund planned operating and capital expenditures and other working capital needs for at least, but not limited to, the 12-month period from the date of issuance of the August 31, 2020 interim condensed consolidated financial statements. There can be no assurance that any future financing will be available or, if available, that it will be on terms that are satisfactory to us.

As at August 31, 2020, we have a long-term debt obligation to a Canadian bank in connection with the purchase, in the year ended February 28, 2018, of the land and building where our pilot plant and corporate offices are located at 480 Fernand-Poitras, Terrebonne, Québec, Canada J6Y 1Y4. On January 24, 2018, the Company obtained a $1,073,455 (CDN$1,400,000) 20-year term instalment loan (the “Loan”), from a Canadian bank. The Loan bears interest at the bank’s Canadian prime rate plus 1.5%. By agreement, the Loan is repayable in monthly payments of $4,472 (CDN$5,833) plus interest, until January 2021, at which time it will be subject to renewal. It includes an option allowing for the prepayment of the Loan without penalty.

We also have a long-term debt obligation to Investissement Québec in connection with a financing facility equal to 63.45% of all eligible expenses incurred for the expansion of its Pilot Plant up to a maximum of $3,527,066 (CDN$4,600,000). We received the first disbursement in the amount of $1,693,938 (CDN$2,209,234) on February 21, 2020. There is a 36-month moratorium on both capital and interest repayments as of the first disbursement date. At the end of the 36-month moratorium, capital and interest will be repayable in 84 monthly installments. The loan bears interest at 2.36%. We have also agreed to issue to Investissement Québec warrants to purchase shares of our common stock in an amount equal to 10% of each disbursement up to a maximum aggregate amount of $352,707 (CDN$460,000). The warrants will be issued at a price per share equal to the higher of (i) $11.00 per share and (ii) the ten-day weighted average closing price of Loop Industries shares of common stock on the Nasdaq stock market for the 10 days prior to the issue of the warrants. The warrants can be exercised immediately upon grant and will have a term of three years from the date of issuance. The loan can be repaid at any time by us without penalty. On February 21, 2020, upon the receipt of the first disbursement under this facility, we issued a warrant to purchase 15,153 shares of common stock at a price of $11.00 to Investissement Québec.

Flow of Funds

Summary of Cash Flows

A summary of cash flows for the six-month period ended August 31, 2020 and 2019 was as follows:

	Six Months Ended August 31
	2020	2019
Net cash used in operating activities	$(7,455,787)	$(5,235,429)
Net cash used in investing activities	(3,232,238)	(1,785,198)
Net cash provided (used) by financing activities	(26,836)	39,141,055
Effect of exchange rate changes on cash and cash equivalents	125,433	(22,778)
Net increase (decrease) in cash and cash equivalents	$(10,589,428)	$32,097,650

Net Cash Used in Operating Activities

During the six months ended August 31, 2020, we used $7,46 million in operations compared to $5.24 million during the six months ended August 31, 2019. The increase in cash used in operations of $2.22 million is mainly attributable to the prepayment of annual directors’ and officers’ insurance premium and other prepayments of $0.8 million and increased research and development expenses. The variation in the amount of prepaid directors and officers insurance is due to an increase of $1.30 million of the annual premium as well as a change in the payment structure wherein a full up-front payment was made in the current year compared to monthly payments being made in the prior year. The Company continued to invest in research and development on its existing technologies and new technologies, particularly on the evolution of its GEN II technology as the Company moves to the next phase of commercialization.

Net Cash Used in Investing Activities

During the six months ended August 31, 2020, the Company made investments of $1.12 million in property, plant and equipment as compared to $1.20 million for the six months ended August 31, 2019, primarily in connection with the upgrade of its GEN II industrial pilot plant. Additionally, the Company has made deposits on equipment of $1.04 million as at August 31, 2020 compared to nil at August 31, 2019.

During the six months ended August 31, 2020, the Company made investments in intangible assets of $0.16 million as compared to $0.08 million for the six months ended August 31, 2019, particularly in its GEN II patent technology in the United States and around the world.

During the six months ended August 31, 2020, the Company also made a contribution of $0.65 million to Indorama Loop Technologies, LLC, the joint venture with Indorama Ventures Holdings LP, USA compared to $0.50 million for the six months ended August 31, 2019.

Net Cash Provided from (Used in) Financing Activities

During the six months ended August 31, 2020, we repaid $0.03 million of long-term debt.

Loop Industries, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)

	Three Months Ended August 31		Six Months Ended August 31
	2020	2019	2020	2019

Revenue	$-	$-	$-	$-

Expenses
Research and development	2,749,222	970,213	4,229,810	1,968,074
General and administrative	2,049,241	1,718,613	4,002,323	3,621,243
Depreciation and amortization	302,587	201,403	558,561	365,739
Interest and other financial	(58,905)	622,183	67,871	1,124,064
Interest income	(18,039)	(192,259)	(58,386)	(192,291)
Foreign exchange loss	103,618	21,890	180,259	9,764
Total expenses	5,127,724	3,342,043	8,980,438	6,896,593

Net Loss	(5,127,724)	(3,342,043)	(8,980,438)	(6,896,593)

Other comprehensive income (loss)
Foreign currency translation adjustment	402,812	102,457	232,400	(37,685)
Comprehensive income (loss)	$(4,724,912)	$(3,239,586)	$(8,748,038)	$(6,934,278)

Loss per share
Basic and Diluted	$(0.13)	$(0.09)	$(0.22)	$(0.19)

Weighted average common shares outstanding
Basic and Diluted	39,928,047	38,383,156	39,922,443	36,548,832

Loop Industries, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	August 31, 2020	February 29, 2020

Assets
Current assets
Cash and cash equivalents	$23,128,243	$33,717,671
Sales tax, tax credits and other receivables	511,156	664,544
Prepaid expenses and deposits	2,293,283	141,226
Total current assets	25,932,682	34,523,441
Investment in joint venture	1,500,000	850,000
Property, plant and equipment, net	8,287,408	7,260,254
Intangible assets, net	342,930	202,863
Total assets	$36,063,020	$42,836,558

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$2,099,515	$2,082,698
Current portion of long-term debt	53,673	52,126
Total current liabilities	2,153,188	2,134,824
Long-term debt	2,316,408	2,238,026
Total liabilities	4,469,596	4,372,850

Stockholders' Equity
Series A Preferred stock par value $0.0001; 25,000,000 shares authorized; one share issued and outstanding	-	-
Common stock par value $0.0001: 250,000,000 shares authorized; 39,935,210 shares issued and outstanding (February 29, 2020 – 39,910,774)	3,994	3,992
Additional paid-in capital	84,172,723	82,379,413
Additional paid-in capital – Warrants	9,870,241	9,785,799
Accumulated deficit	(62,297,485)	(53,317,047)
Accumulated other comprehensive loss	(156,049)	(388,449)
Total stockholders' equity	31,593,424	38,463,708
Total liabilities and stockholders' equity	$36,063,020	$42,836,558

Loop Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended August 31
	2020	2019
Cash Flows from Operating Activities
Net loss	$(8,980,438)	$(6,896,593)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	558,561	365,739
Stock-based compensation expense	1,877,754	1,734,018
Accrued interest	19,291	215,433
Loss on revaluation of warrant	-	8,483
Debt accretion	17,658	1,035,888
Deferred financing costs	-	66,327
Loss (gain) on conversion of convertible notes	-	(232,565)
Loss on revaluation of foreign exchange contracts	11,482	-
Changes in operating assets and liabilities:
Sales tax, tax credits and other receivable	169,018	(123,194)
Prepaid expense	(824,675)	(22,987)
Accounts payable and accrued liabilities	(304,438)	(1,385,978)
Net cash used in operating activities	(7,455,787)	(5,235,429)

Cash Flows from Investing Activities
Investment in joint venture	(650,000)	(500,000)
Deposits on machinery and equipment	(1,305,010)	-
Additions to property, plant and equipment	(1,116,744)	(1,202,766)
Additions to intangible assets	(160,484)	(82,432)
Net cash used in investing activities	(3,232,238)	(1,785,198)

Cash Flows from Financing Activities
Proceeds from sale of common shares	-	40,273,751
Share issuance costs	-	(1,106,370)
Repayment of long-term debt	(26,836)	(26,326)
Net cash provided from (used in) financing activities	(26,836)	39,141,055

Effect of exchange rate changes	125,433	(22,778)
Net change in cash and cash equivalents	(10,589,428)	32,097,650
Cash and cash equivalents, beginning of period	33,717,671	5,833,390
Cash and cash equivalents, end of period	$23,128,243	$37,931,040

Supplemental Disclosure of Cash Flow Information:
Income tax paid	$-	$-
Interest paid	$19,441	$30,497
Interest received	$30,497	$192,291

About Loop Industries

Loop Industries is a technology company whose mission is to accelerate the world's shift toward sustainable PET plastic and polyester fiber and away from our dependence on fossil fuels. Loop owns patented and proprietary low-energy technology that depolymerizes no and low-value waste PET plastic and polyester fiber, including plastic bottles and packaging, carpets and textiles of any color, transparency or condition and even ocean plastics that have been degraded by the sun and saltwater, into its base building blocks (monomers). The monomers are filtered, purified and polymerized to create virgin-quality Loop™ branded PET resin and polyester fiber suitable for use in food-grade packaging, thus enabling our customers to meet their sustainability objectives. Loop Industries is contributing to the global movement toward a circular economy by preventing plastic waste and recovering waste plastic for a more sustainable future for all.

Common shares of the Company are listed on the Nasdaq Global Market under the symbol “LOOP.”

For more information, please visit www.loopindustries.com. Follow us on Twitter: @loopindustries, Instagram: loopindustries, Facebook: Loop Industries and LinkedIn: Loop Industries

Forward-Looking Statements

This news release contains "forward-looking statements" as defined in the U.S. Private Securities Litigation Reform Act of 1995. Such statements may be preceded by the words "intends", "may", "will", "plans", "expects", "anticipates", "should", "could", "projects", "predicts", "estimates", "aims", "believes", "hopes", "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond Loop's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with among other things: (i) commercialization of our technology and products, (ii) our status of relationship with partners, (iii) development and protection of our intellectual property and products, (iv) industry competition, (v) our need for and ability to obtain additional funding, (vi) building our manufacturing facility, (vii) our ability to sell our products in order to generate revenues, (viii) our proposed business model and our ability to execute thereon, (ix) adverse effects on the Company's business and operations as a result of increased regulatory, media or financial reporting issues and practices, rumors or otherwise, (x) disease epidemics and health related concerns, such as the current outbreak of a novel strain of coronavirus (COVID-19), which could result in (and, in the case of the COVID-19 outbreak, has resulted in some of the following) reduced access to capital markets, supply chain disruptions and scrutiny or embargoing of goods produced in affected areas, government-imposed mandatory business closures and resulting furloughs of our employees, travel restrictions or the like to prevent the spread of disease, and market or other changes that could result in noncash impairments of our intangible assets, and property, plant and equipment, and (xi) other factors discussed in our subsequent filings with the SEC. More detailed information about Loop and the risk factors that may affect the realization of forward-looking statements is set forth in our filings with the Securities and Exchange Commission ("SEC"). Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. Loop assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

For More Information:

Media Inquiries:

Stephanie Corrente
Loop Industries, Inc.
+1 (450) 951-8555 ext. 226
scorrente@loopindustries.com

Investor Inquiries:

Greg Falesnik
MZ Group - MZ North America
+1 949-259-4987
LOOP@mzgroup.us
www.mzgroup.us